Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2015
Earnings and Quarterly Dividend Payment

Morrisville, VT April 15, 2015 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the quarter ended March 31, 2015 of $1.88 million, or $.42 per share, compared to $1.76 million, or $.40 per share, for 2014. Net income increased $120 thousand, or 6.8%, despite an increase in the provision for loan losses of $25 thousand, or 33%, a net increase in noninterest expenses of $201 thousand, or 3.9%, and an increase in income tax expense of $43 thousand, or 2.4%. These items were positively offset by an increase in net interest income of $17 thousand and an increase in noninterest income of $372 thousand, or 18.9%. Noninterest income increased in 2015 compared to 2014 primarily due to an increase in gain on sale of real estate loans of $296 thousand and an increase in service charges on deposit accounts of $66 thousand. Noninterest expenses increased $201 thousand for the quarter ended March 31, 2015 compared to the same period for 2014. The net increase was the result of an increase in salaries and wages of $77 thousand due to annual salary increases, an increase in pension and employee benefits of $67 thousand due to an increase in health and dental insurance costs, an increase in occupancy expenses of $42 thousand, an increase in equipment expenses of $19 thousand.

Total assets increased $36.4 million, or 6.2% to reach $622.5 million as of March 31, 2015 from $586.1 million as of March 31, 2014, . Total loans grew to $501.7 million as of March 31, 2015 from $476.5 million as of March 31, 2014. The increase is attributable to growth in mortgage loans, commercial and commercial real estate loans, and municipal loans. Interest rate risk management strategies continued to include sales of qualifying residential mortgages to the secondary market. Loans totaling $31.3 million were sold during the first quarter of 2015 compared to sales of $20.3 million in the first quarter of 2014. Loans serviced for others grew to $375.1 million, or 15.0% as of March 31, 2015 from $326.2 million as of March 31, 2014. Total deposits reached $546.8 million compared to the prior year of $517.7 million, or growth of $29.2 million, or 5.6%. The Company had total capital of $52.4 million with a book value per share of $11.75 as of March 31, 2015 compared to $50.8 million and $11.39 per share at March 31, 2014.

A quarterly cash dividend of $.27 per share was declared on April 15, 2015, payable May 7, 2015 to shareholders of record April 27, 2015.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.